EXHIBIT 10.33
CERTAIN INFORMATION FROM THIS DOCUMENT HAS BEEN REDACTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST BY HARMONIC INC. UNDER 17 C.F.R. §§ 200.80(B)(4), 200.83 AND 240.24B-2 AND SUBMITTED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Addendum 1
To the Professional Services Agreement
Between Harmonic and Plexus
For ROP/ROQ Demand Pull Program
This Addendum 1 (“Addendum”), to the Professional Services Agreement, entered into on September 22, 2003, including its Amendment made 6th of January 2006 (“Agreement”), is made and entered into as of November 26, 2007 (Effective Date) by and between Plexus Services Corp, including its subsidiaries and affiliates (“Plexus”) and Harmonic Inc., including its subsidiaries and affiliates (“Harmonic”).
     WHEREAS, Harmonic and Plexus have entered into the Agreement and;
     WHEREAS, Harmonic and Plexus each desire to supplement the Agreement.
     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
          This Addendum applies to the ROP/ROQ Demand Pull Program:
A. Forecasting, Ordering, and Inventory Planning
1.	DEFINITIONS
a.	After Receipt of Order (“ARO”)

Shall be the amount of time from Plexus’ receipt of a Purchase Order to the time Plexus ships the Assemblies, and is set at [*] days (with the intent to get to [*] days).

b.	Demand

Shall mean quantities of Assemblies required by Harmonic and communicated to Plexus via Forecast and/or Harmonic’s Purchase Orders.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.
Plexus and Harmonic
Rev. Date November 20, 2007
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c.	Demand Flexibility

Shall mean the defined level of Demand variability that the program is normally able to absorb and still provide the Service Level, and is set between 32% to 85%, dependent upon Assembly.

d.	Demand Pull

Shall mean the procurement of Components, the movement of either Components or work-in-process Sub-Assemblies, and the manufacture of Sub-Assemblies as demanded for use or to replace the Components or Sub-Assemblies consumed by Demand

e.	Manufacturing Lead-Time

The lead-time communicated by Plexus to Harmonic to kit Components and manufacture an Assembly, and set between 2 to 3 weeks, dependent upon Assembly. (NOTE: This does NOT include the Transit time).

f.	Reorder Point (“ROP”)

Shall mean the point in time when reached Plexus needs to release a replenishment order for Components or Sub-Assemblies in a ROQ.

g.	Reorder Quantity (“ROQ”)

Shall mean the minimum or economic order quantity for a Component or Sub-Assembly

h.	Safety Stock

Shall be the mutually agreed to quantity of Components and Sub-Assemblies on hand at Plexus necessary to provide Harmonic with the desired Service Level.

i.	Service Level

Shall be the mutually agreed to percentage of Assemblies delivered complete to the Harmonic-requested Delivery Date, and is set at 98.0% initially. This level is subject to change after periodic review of conditions and mutual agreement.
2.	FORECASTS AND PURCHASE ORDERS
a.	Forecasts

Harmonic agrees to provide Plexus an updated Forecast each month for each Assembly manufactured by Plexus. Forecasts will be non-binding on Harmonic with respect to Assemblies estimated to be required, but Harmonic will be responsible for Components procured to support Forecasts and the agreed-to Safety Stock necessary to achieve the desired Service Level, as provided herein.

b.	Service Level Modeling

Harmonic agrees to make all reasonable efforts to provide Plexus with historical Demand data for all Assemblies relevant to the program being entered upon. This will include, by Assembly number, original Purchase Order creation date, original Purchase Order requested Delivery Date, and quantity requested. Historical Demand data will be used in conjunction with the agreed upon Modeling Inputs (Demand Flexibility, Service Level, ARO, Manufacturing and Component Lead-Time(s) to establish Safety Stock, ROP and ROQ levels for Components and Sub-Assemblies.) Harmonic understands that Plexus utilized the Modeling Inputs stipulated in this Addendum in creating an optimal fulfillment model and associated cost model. If, after a period of time, the actual Modeling Inputs deviate from what was originally modeled, Plexus reserves the right to request that a new optimal fulfillment model, and corresponding cost model, be implemented.
Plexus and Harmonic
Rev. Date November 20, 2007
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c.	Purchase Orders

Harmonic agrees to issue Purchase Orders for an Assembly at least a Manufacturing Lead-Time in advance of the requested Delivery Date set forth in Harmonic’s Purchase Order. Plexus will use commercially reasonable efforts to respond to (CTO) Purchase Orders in writing within 24 hours with either its acceptance or rejection of the Purchase Order. Any rejection by Plexus of a Purchase Order shall be accompanied with an explanation of the reasons for the rejection. Plexus will make reasonable efforts to accommodate all Purchase Orders.

d.	Component Procurement

Unless otherwise agreed by the parties, Plexus will procure all Components based on two basic procurement models:
(i) Plexus will procure some Components necessary to fulfill Demand at replenishment lead-time. These Components will be managed on an MRP-push basis.
(ii) Plexus will procure other Components based on initializing and maintaining a properly calculated Safety Stock, ROP, and ROQ for those Components which are to be managed on a replenishment or Demand-pull basis to achieve the Service Level.
Components will be selected for these two procurement models based on the written mutual agreement of Plexus and Harmonic, which shall not be unreasonably withheld by any party.

e.	Manufacture of Assemblies

Plexus will manufacture Assemblies as needed, to support both the discrete Harmonic orders, and the Harmonic’s Configuration to Order/Direct Order Fulfillment model, where Plexus agrees to build and stock levels of Sub-Assemblies, then configure as required, and ship directly to Harmonic’s end customer.
3.	DEMAND CHANGES AND CANCELLATION

Plexus operates under two models concerning the exercise of Demand Changes and Cancellations; one for programs with defined Demand Flexibility parameters, and another for programs with Frozen Periods within the planning horizon.

Under Demand Flexibility parameters, Demand changes and cancellations will be handled based on the agreed level of Demand Flexibility described herein. Any changes that fall within the agreed ranges will result in no additional liability or any additional costs to Harmonic, unless explicitly described in writing by Plexus prior to the exercise of the change or cancellation. Any changes that fall outside of the agreed levels of Demand Flexibility require Harmonic to pay for any costs incurred by Plexus to exercise the change or cancellation. All such costs are to be paid per the payment terms in the PSA.

From time to time, demand fluctuations outside of the modeling parameters may occur that result in inventories of Configured Finished Goods Units (CFGU) at Plexus.
Plexus and Harmonic
Rev. Date November 20, 2007
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For CFGU that age beyond [*] ([*]) days, Harmonic agrees to provide Plexus with a Non-Cancelable/Non-Deferrable Purchase Order to re-configure the CFGU at Harmonic expense within thirty (30) days from the date that Harmonic is notified in writing by Plexus.

Plexus will make all reasonable efforts to accommodate any increase in Demand by Harmonic. Plexus will notify Harmonic in writing as soon as practicable of any Components impeding Harmonic’s requested increase in Demand. Should any additional costs be required to expedite delivery of Assemblies or Components to meet Harmonic’s increase in Demand, Plexus will notify Harmonic in writing of the same and, if approved by Harmonic in writing, Harmonic shall pay Plexus for such additional cost.

4.	DELIVERY

The delivery date for an Assembly will be the delivery date set forth in Harmonic’s Purchase Order accepted in writing by Plexus (the “Delivery Date”). Assemblies will be shipped to Harmonic’s customers (ie. non-Harmonic facilities) by Plexus Ex Works (Incoterms 2000) Plexus’ plant of manufacture in Penang and/or Nampa. Assemblies will be deemed delivered upon Plexus’ release of Assemblies to the carrier for shipment. For all shipments directly to Harmonic, terms in PSA will apply.
B. Inventory Mitigation, Reporting, and Liability
1.	DEFINITIONS
a.	Aged Sub-Assemblies

Shall mean those Assemblies that result from a calculated decrease in required Kan Ban quantities, due to a decrease in Demand, that have aged in Plexus’ inventory for more than [*] ([*]) days. All Aged Sub-Assemblies shall be fully usable Assemblies, and not unusable Assemblies due to rework, debug, etc.
2.	COMPONENT INVENTORY REPORTING, LIABILITY AND COVERAGE
a.	Component Liability

Both parties acknowledge that Harmonic’s maximum liability for a Component under demand pull is equal to the ROQ plus the Safety Stock plus any Components on order subject to the ROP.

b.	Aged Sub-Assemblies Reporting and Resolution

From time to time, on its own initiative or upon Harmonic request, Plexus will provide a written report to Harmonic detailing the level of Aged Sub-Assemblies at Plexus (the “Aged Sub-Assembly Report”) that support the Configure-to-Order (CTO) model. Harmonic will respond to Plexus in writing within thirty (30) days of receipt of the Aged Sub-Assembly Report with any good faith disagreement to it, detailing with reasonable particularity the nature of any such disagreement. Harmonic’s failure to respond within such period will represent its acceptance of the Aged Sub-Assembly Report. Should Harmonic disagree with the Aged Sub-Assembly Report, Harmonic and Plexus will work in good faith to promptly resolve

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.
Plexus and Harmonic
Rev. Date November 20, 2007
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the disagreement, escalating such disagreement to executive management at the request of either party. Any undisputed portion of the Aged Sub-Assembly Report will proceed to resolution as provided immediately below.

For Aged Sub-Assemblies that age beyond [*] ([*]) days, Plexus reserves the right to charge Harmonic an inventory management cost of [*] ([*]) per month, for the period from [*] ([*]) days aged to [*] ([*]) days aged.

In the event that Aged Sub-Assemblies age beyond [*] days, Harmonic shall issue Plexus a Non-Cancelable/Non-Deferrable Purchase Order to consume these Sub-Assemblies within fifteen (15) days.
This Addendum shall supplement and supersede the applicable provisions of the Agreement with respect to the subject matter herein. All other provisions not modified by this Addendum shall remain in full force and effect. In the event of any conflict or inconsistency in the definition or interpretation of any term or provision set forth in this Addendum and the Agreement, such conflict or inconsistency shall be resolved by giving precedence first to this Addendum.
IN WITNESS WHEREOF, EACH OF THE PARTIES HERETO HAS EXECUTED THIS ADDENDUM, OR HAS CAUSED THIS ADDENDUM TO BE DULY EXECUTED ON ITS BEHALF, AS OF THE EFFECTIVE DATE SET FORTH ABOVE.

HARMONIC INC.	PLEXUS SERVICES CORP

(Signature)	(Signature)

(Printed Name)	(Printed Name)

(Title)	(Title)

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.
Plexus and Harmonic
Rev. Date November 20, 2007
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